UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 23, 2009

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number
1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446
1-2967	Union Electric Company (Missouri Corporation) 1901 Chouteau Avenue St. Louis, MO 63103 (314) 621-3222	43-0559760

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  Other Events.

Reference is made to Supply for Electric Power in Business under Part I, Item 1, Outlook in Management’s Discussion and Analysis of Financial Condition and Results of Operations under Part II, Item 7 and to Note 2 – Rate and Regulatory Matters and Note 15 – Commitments and Contingencies to our financial statements under Part II, Item 8, each in the Form 10-K for the fiscal year ended December 31, 2008 (“Form 10-K”), of registrant Ameren Corporation (“Ameren”) and its registrant subsidiary, Union Electric Company, doing business as AmerenUE (“UE”), for a discussion of actions taken by UE with respect to a potential new nuclear unit at UE’s existing Callaway County, Missouri, nuclear plant site.

In the Form 10-K, UE disclosed that it was evaluating its longer-term needs for new baseload and peaking electric generation capacity. At that time, UE did not expect to require new baseload generation capacity until 2018 to 2020. However, due to the significant time required to plan, acquire permits for, and build a baseload power plant, UE was actively studying future plant alternatives, including nuclear.  In July 2008, UE filed a combined construction and operating license application (“COLA”) with the Nuclear Regulatory Commission for a potential new nuclear unit at UE’s existing Callaway County, Missouri, nuclear plant site. Pursuant to the Department of Energy’s (“DOE”) procedures, in 2008 UE filed with the DOE Part I and Part II of its application for a loan guarantee to support the potential construction of a new nuclear unit. UE has also signed contracts for COLA services and certain long lead-time nuclear-unit related equipment (heavy forgings). The filing of the COLA and the DOE loan guarantee application and entering into these contracts did not mean a decision had been made to build a new nuclear unit. These were only the first steps in the regulatory licensing and procurement process. They were necessary actions to preserve the option to develop a new nuclear unit to supply power to UE’s customers.

In addition, UE disclosed in the Form 10-K that the Missouri Clean and Renewable Energy Construction Act was separately introduced in both the Missouri Senate and House of Representatives in early 2009. These bills were designed to allow the Missouri Public Service Commission to authorize, among other things, utilities to recover the costs of financing and tax payments associated with a new generating plant while that plant is being constructed. UE also stated in the Form 10-K that legislation allowing timely recovery of financing costs during construction must be enacted in order for UE to elect to build a new nuclear unit to meet its baseload generation capacity needs. However, passage of such legislation did not commit or guarantee that UE will elect to build a new nuclear unit.

On April 23, 2009, senior management of UE, announced that they had asked the legislative sponsors of the Missouri Clean and Renewable Energy Construction Act to withdraw the bills from consideration by the General Assembly.  UE believed pursuing the legislation being considered in the Senate in its current form would not give it the financial and regulatory certainty needed to complete the project. As a result, UE announced that it was suspending its efforts to build a new nuclear unit at its existing Missouri nuclear plant site. UE indicated it would continue to look at options for providing the electricity its customers will need in the coming years. UE’s press release regarding these events is attached as Exhibit 99.1 and is incorporated herein by reference.

As of March 31, 2009, UE has capitalized approximately $75 million as construction work in progress related to the COLA and heavy forgings.  In addition, UE has remaining contractual commitments of approximately $85 million for the forgings.  The incurred costs will remain capitalized while management assesses all options to maximize the value of its investment in this project.  However, UE cannot at this time predict which option will ultimately be selected, whether any or all of its investment in this project will be realized or whether there will be a material impact on UE’s and Ameren’s results of operations.

ITEM 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number:	Title:
99.1	Press release, dated April 23, 2009, regarding UE’s suspension of efforts to build a new nuclear unit at its existing Callaway County, Missouri nuclear plant site.

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This combined Form 8-K is being filed separately by Ameren and UE.  Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf.  No registrant makes any representation as to information relating to any other registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.  The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION
(Registrant)

By:   /s/ Martin J. Lyons
Martin J. Lyons
Senior Vice President and Chief Accounting Officer

UNION ELECTRIC COMPANY
(Registrant)

By:  /s/ Martin J. Lyons
Martin J. Lyons
Senior Vice President and Chief Accounting Officer

Date:  April 23, 2009

Exhibit Index

Exhibit Number:	Title:
99.1	Press release, dated April 23, 2009, regarding UE’s suspension of efforts to build a new nuclear unit at its existing Callaway County, Missouri nuclear plant site.